As Filed with the Securities and Exchange Commission on June 25, 2004
                                                   Registration No. ____________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       __________________________________

                                  CENUCO, INC.
             (Exact name of registrant as specified in its charter)
                       __________________________________

          DELAWARE                         6770                  75-2228820
(State or Other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
   of Incorporation or          Classification Code Number)  Identification No.)
       Organization)
                       __________________________________

                         6421 CONGRESS AVENUE, SUITE 201
                    BOCA RATON, FLORIDA 33487 (561) 997-2602
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                       __________________________________

                               STEVEN M. BETTINGER
                                    PRESIDENT
                                  CENUCO, INC.
                         6421 CONGRESS AVENUE, SUITE 201
                            BOCA RATON, FLORIDA 33487
                                 (561) 997-2602
                      (Name, address, including zip code,
        and telephone number, including area code, of agent for service)
                       __________________________________

                                 with copies to:

                              NEIL S. BARITZ, ESQ.
                               BARITZ & COLMAN LLP
                     150 EAST PALMETTO PARK ROAD, SUITE 750
                            BOCA RATON, FLORIDA 33432
                                 (561) 750-0910
                       __________________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                       CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
 TITLE OF SECURITIES                              OFFERING PRICE PER   AGGREGATE OFFERING      AMOUNT OF
  TO BE REGISTERED      AMOUNT TO BE REGISTERED        SHARE(1)             PRICE (1)       REGISTRATION FEE
_____________________   _______________________   __________________   __________________   ________________
Common Stock $.01 par     5,175,000 shares (2)           $5.65             $29,238,750        $3,704.55 (3)
   value per share


(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices as reported by the American Stock Exchange on June 24, 2004.

(2) Includes 2,550,000 shares issuable to selling stockholders upon exercise of warrants for the purchase of shares of the Registrant's Common Stock (see "Selling Stockholders").

(3) This amount is the total amount of the registration fee for all 5,175,000 shares being registered.

                       __________________________________


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                   PROSPECTUS

                                  CENUCO, INC.

                      Subject to completion, June 25, 2004.

                               5,175,000 SHARES OF
                     COMMON STOCK, $.01 PAR VALUE PER SHARE

         This prospectus relates to the sale by certain stockholders of ours, the Selling Stockholders, of up to 5,175,000 shares of our common stock, including 2,550,000 shares issuable upon the exercise of warrants. If the warrants are exercised, we will receive the proceeds from such exercise if payment is made in cash.

         On June 25, 2004, the last sale price of our Common Stock was $5.65 per share, as reported by the American Stock Exchange, or AMEX, under the symbol "ICU."

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 1.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       __________________________________


                  The date of this prospectus is June 25, 2004

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

Cenuco, Inc. ...............................................................   1

Risk Factors ...............................................................   1

Market for Our Common Stock ................................................   6

Forward Looking Statements .................................................   5

Use of Proceeds ............................................................   5

Selling Stockholders .......................................................   5

Plan of Distribution .......................................................  10

Legal Matters ..............................................................  12

Experts ....................................................................  12

Where You Can Get More Information .........................................  12

Certain Information We Are Incorporating By Reference ......................  13

                                  CENUCO, INC.

GENERAL

Founded in 1993 and traded over the American Stock Exchange under the ticker symbol ICU ("I See You"), Cenuco and its subsidiaries are engaged in two different business segments.

   1. WIRELESS AND REMOTE MONITORING SERVICES: We have pioneered the ability to transmit live streaming video offering monitoring and security solutions onto cellular phones, cellular capable Personal Digital Assistants, 802.x devices, and remote computers. The patent pending core technology has been productized as a security remote video monitoring family of products for the retail/consumer, small to large enterprise, government, and homeland security market sectors. Our cellular remote video monitoring products are approved for sale to all Federal and military agencies, including the Department of Homeland Security. We were issued a five-year General Services Administration Contract number, GS-04F-0025N, in July 2003. We also develop wireless solutions and web services for the academic, real estate, and other markets.

   2. ON-LINE EDUCATION AND DISTANCE LEARNING: We are engaged in the e-learning business predominantly focused on international, mid-career professionals and corporate training markets. We offer a number of certificate and degree programs in a variety of concentrations to more than 2,000 students in over 90 countries via the Internet. This business unit, which competes in a marketplace that is very fragmented and highly competitive, differentiates itself by focusing on international students currently underserved by our competitors.

      Our executive office is located at 6421 Congress Ave, Suite 201, Boca Raton, Florida 33487; and our telephone number is (561) 997-2602. We also maintain an administrative office at 801 Executive Park Drive, Mobile, Alabama 36606.

                                  RISK FACTORS

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK.

RECENT HISTORY OF UNPROFITABILITY

Our wireless technology division has been in business for two years and we have only recently introduced our line of wireless video monitoring solutions. Rather than issue debt, we integrated our wireless product technologies into various non-education related market segments (security), through reallocation of existing internal resources (capital and people). As a result, our e-learning business, through the first six months of FY2003, experienced a 60% decline in sales and earnings dropped to a loss of $391.9 thousand from a gain of $34.7 thousand. Management believes this is a one-time revenue decline experienced in the e-learning business segment and anticipates improved results in the coming months. There can be no assurance that the wireless products currently offered will be accepted by consumers and offset the declines in the distance learning business.

EFFECTIVENESS OF INTELLECTUAL PROPERTY

Our pending patent under Patent Application No. 60/514,310 involves methodologies in using cellular technology for video surveillance and monitoring and the model of offering streaming video over a cell phone or PDA. Although we hold intellectual property (IP) concerning our technology that would deter potential competitors, there can be no assurance that such protection will be sufficient to protect against all competitors and any new technology developments. We have developed a comprehensive program for securing and protecting rights in patentable inventions, trademarks, trade secrets and copyrightable materials. However, if we are not successful in protecting our intellectual property, there could be a materially adverse effect on our business. It is possible that our mobile video transmission patent application and any other patents could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting our designs and processes claimed in the patent or the inventions claimed in any other issued patents. At this point in time there are no indications that there will be a challenge to our current pending patent.

TRADEMARKS, COPYRIGHTS AND TRADE SECRETS

We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success. We register our trademarks and service marks in the United States and internationally, as and when we deem it necessary. We rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights. However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. However, effective trademark, service mark, copyright and trade secret protection may not be obtainable and/or available in every country in which our services are or may be made available. The lack of adequate intellectual property protection may have a material adverse effect on our financial condition, results of operations and future growth prospects.

RELIANCE UPON OFFICERS AND DIRECTORS

We are wholly dependent upon the personal efforts and abilities of our officers and directors. The loss of or unavailability of the services of our Chief Executive Officer and President Steven M. Bettinger, our Chairman Robert Picow, and other key members of management, would have a materially adverse effect on our business prospects and potential earning capacity. We do not currently carry insurance to compensate for any such loss; however we have entered into employment agreements with the aforementioned and other key management personnel to attempt to ensure continuity of management. Our ability to attract and retain qualified operational and management personnel is critical to our operations. To date, we have been able to attract and retain sufficient professional employees to meet our needs; however, there can be no assurance that this will continue in the future or that it will be on terms most beneficial to us. If we were unable to employ the qualified employees needed, then our business would be materially and adversely affected.

INDUSTRY, ECONOMIC AND MARKET FACTORS

The industry segments in which we operate are subject to numerous risks, including inability to satisfy commitments, employee misconduct and errors, and litigation. We are directly affected by national and international economic and political conditions generally and in particular those affecting the markets for our products, such as recession, inflation, and the level of interest rates, any or all of which could have a significant impact on our operations and exacerbate the risks inherent in our business. There can be no assurance that industry, economic, market or other factors, over which we have no control, will not result in significant fluctuations in operating results from period to period or otherwise have a material adverse effect.

COMPETITION

The industries in which we operate are characterized by intense competition. We face competition in all aspects of our business and compete directly with numerous other firms, a significant number of which offer their customers a broader range of products and services, have substantially greater financial, personnel, marketing, research and other resources, have greater operating efficiencies, and have established reputations relating to product offerings and customer service. There can be no assurance that we will be able to compete successfully.

LOW BARRIERS TO ENTRY

Our products do not require large capital expenditures for equipment or other fixed assets. As a result, barriers to entry may be low. If our intellectual property protection does not prove effective, a firm with limited financial resources may be able to compete with our product lines.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES

Our ability to facilitate operations successfully and provide high quality customer service depends on the efficient and uninterrupted operation of our computer and communications hardware systems. If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased user satisfaction, or delays in the introduction of new products and services; any of which could impair our reputation, damage us and our operating brands and materially or adversely affect our ability to succeed. Publicity about a service disruption also could cause a material decline in revenue. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, sabotage, computer viruses, intentional acts of vandalism and similar events. Any system failure that causes an interruption in service or decreases the responsiveness of our family of products and services could impair our reputation, damage our brand names and have a materially adverse effect on our ability to succeed.

RELIANCE ON CERTAIN THIRD PARTY SYSTEMS

We rely on certain third-party computer systems or third-party service providers, including: multiple ISPs, hardware manufacturers, shipping companies, telecommunications service providers and others. Any interruption in these third-party services, or deterioration in their performance, could be disruptive to our business.

RELIANCE ON THIRD PARTY DISTRIBUTORS, TECHNICAL RESOURCES AND DEVELOPERS

Although we maintain a website on which our products are listed, we primarily rely upon third party distributors to sell to retail and corporate clientele. While we currently believe we have good relations with our existing and potential distributors, damage to such relationships or the loss of any of these distributors could have a material adverse effect on our reputation, business prospects and financial results. We rely upon third party developers and technical resources for certain aspects of outsourced product development and technical expertise. While we currently believe we have good relations with our existing and potential developers and technical resources, damage to such relationships or the loss of the services of any of these entities could have a material adverse effect on our reputation, business prospects and financial results.

DEPENDENCE ON THE CONTINUED GROWTH OF BROADBAND AND WIRELESS INTERNET
CONNECTIVITY

Growth in the use of and interest in consumer broadband and wireless Internet connectivity services may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, broadband and wireless Internet connectivity. Demand for and market acceptance of recently introduced products and services utilizing broadband and wireless Internet connectivity are subject to a high level of uncertainty. For continued growth, consumers, who historically have connected to the Internet via dial-up connections, will need to elect to upgrade to broadband and/or wireless Internet connections to utilize some of our products. The Internet has experienced, and is expected to continue to experience, significant growth in the number of broadband and wireless users, although no assurances thereof can be given. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased connectivity speed and modality. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems and wireless devices, for providing continued reliable broadband and wireless Internet access and services. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage generally, as well as the ability for customers to access certain of our products. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation.

RAPID TECHNOLOGICAL AND OTHER CHANGES

The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, wireless, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

ONLINE SECURITY BREACHES

The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in our service offerings. Substantial or ongoing security breaches in our system or other Internet-based systems could significantly harm our business. We rely on proprietary and licensed encryption and authentication technologies to effect secure transmission of confidential information, including credit card numbers and surveillance video. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We have and will continue to incur substantial expense to protect against and remedy security breaches and their consequences. However, we cannot guarantee that our security measures will prevent security breaches. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss and possible liability. We also face risks associated with security breaches affecting third parties conducting business servicing over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, our service offerings.

REGULATORY AND LEGAL UNCERTAINTIES

The products and services we offer may at some point face regulations by federal and state governments. Our ability to provide such products and services may at some point be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our financial performance.

CONSUMER PROTECTION AND RELATED LAWS

All of our services are subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. We are also subject to related "plain language" statutes in place in many jurisdictions, which require the use of simple, easy to read, terms and conditions in contracts with consumers. Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area and could cover such topics as permissible online content and user privacy, including the collection, use, retention and transmission of personal information. Furthermore, the growth and demand for online commerce could result in more stringent consumer protection laws that impose additional compliance burdens on online related companies. Such consumer protection laws could result in substantial compliance costs and interfere with the conduct and growth of our business.

BUSINESS QUALIFICATION LAWS

Because our service is available over the Internet in multiple states, and because we are selling to numerous consumers residing in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state.

INTERNATIONAL EXPANSION

We are exploring opportunities for expanding our business into international markets. It is possible, however, that our products and services will not be readily adaptable to the regulatory environments of certain foreign jurisdictions. In addition, there are various other risks including market acceptability, foreign currency translation and changing political environments.

AUTHORIZATION OF PREFERRED STOCK

Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences, as may be determined from time to time by our Board of Directors. At present, no shares of "blank check" preferred stock are issued. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, anti-dilution protection, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although our Board has no present intention of issuing any shares of our preferred stock, there can be no assurance that they will not do so in the future.

POSSIBILITY OF APPLICATION OF "PENNY STOCK" REGULATIONS AND RESTRICTIONS ON INITIAL AND SECONDARY-BROKER-DEALER SALES

The Securities and Exchange Commission ("SEC") has adopted regulations which generally define "penny stock" to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Penny stocks are subject to certain additional oversight and regulatory requirements. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our shareholders to sell their securities in the secondary market.

WARRANTS MAY BE REDEEMED ON SHORT NOTICE

Beginning 30 days from the effective date of a registration statement, certain of our warrants may be redeemed at a redemption price of $0.10 per Warrant Share upon 30 days written notice any time the closing bid price (or, if traded on the American Stock Exchange, the closing price) exceeds, on average, $8 for ten consecutive trading days. Upon receipt of such notice, the holders of these warrants will be forced to either exercise or accept the redemption price. In the event holders choose to exercise, they may choose to sell some of their shares in order to offset the cost of exercise. Such sales could depress the market price for our Common Stock. In addition, the exercise of a significant number of warrants could place a significant number of immediately re-sellable shares of our Common Stock in the market, which could have a negative effect on the market price for the Common Stock.

GROWTH MANAGEMENT

We intend to continue to expand our operations rapidly and significantly. Our potential rapid growth will place significant demands on our management and other resources which, given the expected future growth rate, is likely to continue. To manage future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for: (1) sales and sales management; (2) operational and financial management; and (3) training, integration and management of the growing employee base. Our failure to effectively manage our growth could have a material adverse effect on our financial condition and future prospects.

THE PRICE OF OUR COMMON STOCK IS VOLATILE

Our stock price has been and we believe will continue to be volatile. The stock's volatility may be influenced by the market's perceptions of the security or educational sectors in general, or other companies believed to be similar to us or by the market's perception of our operations and future prospects. Many of these perceptions are beyond our control. In addition, our stock is not heavily traded and therefore the ability to achieve relatively quick liquidity without a negative impact on our stock price is limited.

                          MARKET FOR OUR COMMON STOCK

Our common stock now trades on the American Stock Exchange under the symbol "ICU." Prior to May 20, 2004, our common stock was quoted on Over-the-Counter Bulletin Board under the symbol "CNUO." The following table sets forth the high and low closing prices for our common stock for the periods indicated.

                                              High                   Low
                                              ----                   ---
                                                         2004
Second Quarter (through June 25, 2004)       $6.96                  $3.70
First Quarter                                 5.95                   1.15

                                                         2003
Fourth Quarter                                1.26                   0.71
Third Quarter                                 1.55                   1.02
Second Quarter                                1.64                   0.81
First Quarter                                 2.00                   0.81

                                                         2002
Fourth Quarter                                2.24                   0.45
Third Quarter                                 0.71                   0.42
Second Quarter                                0.75                   0.32
First Quarter                                 0.80                   0.35

We obtained the information presented above from Nasdaq.com.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "could", "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Stockholders. We will receive proceeds from the exercise of warrants if payment is made in cash. All such proceeds will be used for general corporate purposes.

                              SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 25, 2004 and as adjusted to reflect the sale of our common stock offered hereby, by the Selling Stockholders.

Other than as referenced below, and other than Westminster Securities Corp, Sands Brothers & Co., Ltd., and J.P. Turner & Company, LLC, who were the placement agents (and selected dealers) in our recent private placement, the Selling Stockholders, have not had any position, office or other material relationship within the past three years with us or our affiliates. In addition, we believe, based on information provided to us by the Selling Stockholders, that each of the Selling Stockholders has sole voting and investment power with respect to the shares beneficially owned. For more information regarding the shares offered, see "Plan of Distribution" below.

                                                        Shares
                                                        underlying        Shares and
                                    Shares              Warrants          Shares            Shares to be
                                    Beneficially        Beneficially      underlying        Beneficially
                                    Owned Prior to      Owned Prior       Warrants          Owned After
Name of Selling Shareholder         Offering            to Offering       Offered (1)       Offering
___________________________         ______________      ____________      ___________       ____________
Andrew Revocable Trust UAD
5/4/94 .............................     50,000            50,000           100,000               0
William R. Marsh ...................     50,000            50,000           100,000               0
Jeffrey Ludwig Trust ...............     50,000            50,000           100,000               0
Loren Skeist & Marlene Marko .......     15,000            15,000            30,000               0
Jed Kruchten .......................     25,000            25,000            50,000               0
David T. Klemer ....................     25,000            25,000            50,000               0
Edward F. Schwartz, Jr .............     10,000            10,000            20,000               0
Scott McNair .......................     25,000            25,000            50,000               0
Wisialowski Living Trust ...........     10,000            10,000            20,000               0
The Jay Goldman Master LP ..........    100,000           100,000           200,000               0
American High Growth Equities
Retirement Trust ...................    100,000           100,000           200,000               0
Dennis Riese .......................     25,000            25,000            50,000               0
Donald Gross .......................     25,000            25,000            50,000               0
Doug Elward ........................      5,000             5,000            10,000               0
AS Capital Partners LLC ............     25,000            25,000            50,000               0
John E. Kyees ......................      5,000             5,000            10,000               0
Louise E. Rehling Trust dtd
3/9/00 .............................     50,000            50,000           100,000               0
James A. Sobule ....................      5,000             5,000            10,000               0
Gary Rehm & Ruth Rehm, JTWROS ......      5,000             5,000            10,000               0
John W. Barnum .....................     25,000            25,000            50,000               0
James W. Honefenger and
Jacqueline A. Armstrong,
JTWROS .............................      5,000             5,000            10,000               0
Dean R. Morley .....................     15,000            15,000            30,000               0
Pierre Gougeon .....................     35,000            35,000            70,000               0
Dale Williams ......................     10,000            10,000            20,000               0
Benjamin Spiegeland ................      5,000             5,000            10,000               0
Kenneth M. Spiegeland ..............     15,000            15,000            30,000               0
KBS Partnership ....................      5,000             5,000            10,000               0
Gerald F. Heupel, Jr ...............     25,000            25,000            50,000               0
Steven Mofshin & Sandra
Mofshin, JTWROS ....................      5,000             5,000            10,000               0
James W. Lees ......................     50,000            50,000           100,000               0
Jeffrey W. Drinnen & Gena C
Drinnen ............................     10,000            10,000            20,000               0

Jerry Gleisner & Ann
Gleisner, JTWROS ...................      2,500             2,500             5,000               0
Richard Prosten ....................      5,000             5,000            10,000               0
Emanuel J. DiTeresi & Rose N
DiTeresi, JTWROS ...................      5,000             5,000            10,000               0
Michael E. Splain and Donna
M.Spain, JTWROS ....................     50,000            50,000           100,000               0
Ralph W. Canter ....................      5,000             5,000            10,000               0
Adelaide M. Martens IRA ............     10,000            10,000            20,000               0
David C. Wohl Trust dtd
6/18/91 ............................      5,000             5,000            10,000               0
John W. Eilers .....................     10,000            10,000            20,000               0
Eugene Freedman ....................      5,000             5,000            10,000               0
Michael O'Connell ..................      5,000             5,000            10,000               0
Kevin O. Narcomy and Brenda
Narcomy ............................     25,000            25,000            50,000               0
David Parsin .......................      5,000             5,000            10,000               0
Munosurara Sreenivasan .............      5,000             5,000            10,000               0
George Simon .......................      2,500             2,500             5,000               0
Randy Guttenberg ...................      5,000             5,000            10,000               0
Walter Sullivan ....................     50,000            50,000           100,000               0
Michael Brey .......................      5,000             5,000            10,000               0
James Petrocelli & Dawn
Petrocelli .........................      5,000             5,000            10,000               0
Stephen T. Childs & Vicki J
Childs .............................      5,000             5,000            10,000               0
James E. Hines .....................     15,000            15,000            30,000               0
RoseMarie Goodman, Nancy
Ehrlich and Beverly Liggett ........     50,000            50,000           100,000               0
Elchak Living Trust ................      5,000             5,000            10,000               0
Joel W. Feldman & Helene
Feldman ............................      5,000             5,000            10,000               0
Ulf Stoeckelmann ...................      5,000             5,000            10,000               0
Jan C. Carlen & Birgitta K
Carlen, JTWROS .....................      5,000             5,000            10,000               0
William L. Schrader ................      5,000             5,000            10,000               0
Warren R. Marcus ...................     25,000            25,000            50,000               0
Stephen L. Shapiro .................      5,000             5,000            10,000               0
Don Axelrod ........................      5,000             5,000            10,000               0
William B. Marcus ..................      5,000             5,000            10,000               0
Cambridge Holdings, Inc. ...........      5,000             5,000            10,000               0
Joseph F. Quinn, Jr ................      5,000             5,000            10,000               0
James Davidson .....................     15,000            15,000            30,000               0
George L. Adler & Joel B
Adler ..............................      5,000             5,000            10,000               0
Rod Shapiro ........................      5,000             5,000            10,000               0
BAW Investments, LP ................      5,000             5,000            10,000               0
Kevin Unger ........................      2,500             2,500             5,000               0
Mark Drinkwater ....................      2,500             2,500             5,000               0
Alden Halpern ......................      5,000             5,000            10,000               0
Scott K. Dunlop & Gaye D
Dunlop .............................     35,000            35,000            70,000               0

David Blanchfield & Buris
Blanchfield, JTWROS ................      5,000             5,000            10,000               0
Roger H. Maddocks & Carole L
Maddocks ...........................      5,000             5,000            10,000               0
Edward F. Feighan ..................     25,000            25,000            50,000               0
Joseph T. DeComa Jr ................     10,000            10,000            20,000               0
Roger Weaver & Cathy Weaver ........     12,500            12,500            25,000               0
Mark S. Rzepczynski ................     10,000            10,000            20,000               0
Jim Houghton .......................      2,500             2,500             5,000               0
Kodiak Investments .................     10,000            10,000            20,000               0
Harold Richard Grisham Living
Trust ..............................     10,000            10,000            20,000               0
Curtis J. Bailey & Dorothy K
Bailey .............................      5,000             5,000            10,000               0
Robert Picow (2) ...................      7,500             7,500            15,000               0
Patrick E. Kaminski & Barbara
J. Kaminski, JTWROS ................      5,000             5,000            10,000               0
Reno Investments, LLC ..............      5,000             5,000            10,000               0
Richard Sandusky & Helaine
Sandusky ...........................      5,000             5,000            10,000               0
Thomas Westley .....................      5,000             5,000            10,000               0
Richard Pence ......................      5,000             5,000            10,000               0
Peter Debany & Grace Debany ........     10,000            10,000            20,000               0
Matthew During .....................     50,000            50,000           100,000               0
C. Mark Eaton ......................     12,500            12,500            25,000               0
Russell R. Harris & Jan
Johnson Harris .....................      5,000             5,000            10,000               0
Crypto Corporation .................      2,500             2,500             5,000               0
Neurnberger Kapitalverwaltung ......      2,500             2,500             5,000               0
Enrico Deluchi .....................      5,000             5,000            10,000               0
Mariano Ferrari & Helvecia
Chaile, JTWROS .....................      5,000             5,000            10,000               0
Krikor S. Sadikian .................      5,000             5,000            10,000               0
L.W. Houwen ........................      2,500             2,500             5,000               0
Lighthouse Capital Insurance
Company ............................      7,500             7,500            15,000               0
Hubert Wieser ......................      5,000             5,000            10,000               0
Philippe Dumont ....................      7,500             7,500            15,000               0
Stuart James Tomlinson & Jane
Tomlinson ..........................      2,500             2,500             5,000               0
Juan P. Riveroll & Fernanda
Riveroll ...........................      2,500             2,500             5,000               0
JCR Van der Hart ...................      2,500             2,500             5,000               0
Juan Manuel Gutierez Farias
Gutierrez ..........................      2,500             2,500             5,000               0
Ulrich Kuhn ........................      5,000             5,000            10,000               0
Weezor I LP ........................      2,500             2,500             5,000               0
Barry Honig (3) ....................    150,000           100,000           250,000               0
GRQ Consultants Inc. (4) ...........    400,000           400,000           800,000               0
Douglas E. Clausen (5) .............     50,000                --            50,000               0
SOS Resource Services (6) ..........    350,000           400,000           750,000               0

Lara Kleinman ......................      5,000                --             5,000               0
Jeff Levine ........................     25,000                --            25,000               0
Jeffrey J. McLaughlin (7)(8) .......      7,813             7,813            15,626               0
John P. O'Shea (7)(8) ..............     35,156            35,156            70,312               0
Daniel Luskind (7)(8) ..............     17,578            17,578            35,156               0
Henry S. Krauss (7)(8) .............     17,578            17,578            35,156               0
Sands Brothers & Company,
Ltd. (8) ...........................     54,250            54,250           108,500               0
J.P. Turner Partners, LP (8)(9) ....      4,406             4,406             8,812               0
Gary M. Slutsky (9) ................      6,610             6,610            13,220               0
Howard J. Mofshin (9) ..............      6,609             6,609            13,218               0

     (1) Includes shares of common stock and shares of common stock obtainable upon exercise of warrants.

     (2) Mr. Picow became the Chairman of our board of directors on April 22, 2004.

     (3) In December 2003, Mr. Honig acquired 100,000 shares of common stock, together with warrants entitling the holder to purchase up to an additional 100,000 shares of our common stock, at an exercise price of $1.00. These warrants expire on December 31, 2008. On May 13, 2004, we issued an additional 50,000 shares of our common stock to Mr. Honig for services rendered.

     (4) GRQ Consultants is a company owned by Mr. Honig. Mr. Honig is also the president of GRQ Consultants and maintains sole voting control with respect thereto. GRQ Consultants entered into a consulting agreement with us in December 2003. As compensation for its services, GRQ Consultants received 400,000 shares of our common stock and warrants to acquire 450,000 additional shares of our common stock at an exercise price of $1.00 per share. These warrants expire on December 18, 2008.

     (5) In April 2004, GRQ Consultants exercised 50,000 of its warrants and assigned the shares it obtained on such execution to Mr. Clausen.

     (6) SOS Resources entered into a 13 month consulting agreement with us on December 2003. As compensation for its services, SOS Resources received 350,000 shares of our common stock and warrants to acquire 400,000 additional shares of our common stock at an exercise price of $1.00 per share. These warrants expire on December 18, 2008.

     (7) Employed by Westminster Securities Corp. ("Westminster"), our placement agent in our recent private placement. In connection therewith, Westminster received warrants to acquire, in the aggregate, 30 units, each unit consisting of 5,000 shares of our common stock and warrants acquire an additional 5,000 shares of our common stock, on the same terms and conditions as offered in the private placement. Westminster assigned 15.625 units, in the aggregate, to its employees and 14.375 units, in the aggregate, to certain selected dealers who participated on the private placement.

     (8) Sands Brothers & Co., Ltd. and J.P. Turner & Company, LLC acted as selected dealers in our recent private placement. In connection therewith, they received units assigned to them by Westminster, as detailed in footnote (7).

     (9) J.P. Turner & Company, LLC assigned all of the units it received as a selected dealer to J.P. Turner Partners, LP, and two of its former registered representatives who were involved in our private placement. Steven Mofshin and Sandra Mofshin are Howard Mofshin's parents. Mr. Mofshin disclaims beneficial ownership with respect to their shares or warrants.

                              PLAN OF DISTRIBUTION

We are registering the shares of common stock (and the shares of common stock obtainable upon exercise of warrants) on behalf of the Selling Stockholders. Sales of shares may be made by Selling Stockholders, including their respective donees, transferees, pledges, assignees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following methods:

   o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

   o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

   o ordinary brokerage transactions and transactions in which the broker solicits purchases;

   o  through options, swaps or derivatives;

   o  in privately negotiated transactions;

   o  in making short sales or in transactions to cover short sales; and

   o  put or call option transactions relating to the shares.

The Selling Stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the Selling Stockholders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

   o the name of each such selling security holder and of the participating broker-dealer(s);

   o  the number of shares involved;

   o  the initial price at which the shares were sold;

   o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

   o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

   o  other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                                  LEGAL MATTERS

The validity of our common stock to be sold in this offering is being passed upon for us by Baritz & Colman LLP, 150 East Palmetto Park Road, Suite 750, Boca Raton, Florida 33432.

                                     EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the period ended June 30, 2003 have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

In December 2003, Grant Thornton terminated its relationship as our independent accountant. The decision to termination the relationship was mutual. Grant Thornton's reports on our consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, for the two most recent fiscal years, there were no disagreements between us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which would have caused Grant

Thornton to make a reference thereto in its report on our financial statements for such period. During the period from August 28, 2000 through December 10, 2003, there were no reportable events (as defined in Item 304 (a)(1)(v) of Regulation S-B).

                       WHERE YOU CAN GET MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement, since we have omitted some parts in accordance with the SEC's rules and regulations. The SEC permits us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC will automatically update and supersede this information. Cenuco has filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Cenuco and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained without charge at the offices of the SEC listed below.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we therefore file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide Web at http://www.sec.gov.

If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. We will also provide to each person to whom a copy of this prospectus has been delivered, upon specific request and without charge, a copy of all documents filed from time to time by us with the SEC pursuant to the Securities Exchange Act of 1934. You should direct a request for such copies to Cenuco, Inc., 6421 Congress Ave, Suite 201, Boca Raton, Florida 33487, attention Chief Financial Officer. You may direct telephone requests to the Chief Financial Officer at (561) 997-2602.

              CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

We incorporate by reference the documents listed below (SEC File Number 033-25900) and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934:

   o  Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003;

   o  Our Quarterly Report on Form 10-QSB for the quarter ended September 30,
      2003;

   o  Our Quarterly Report on Form 10-QSB for the quarter ended December 31,
      2003;

   o  Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004;

   o Our Report on Form 8-K related to the change in our certifying accountants as filed on December 19, 2003.

   o Our Report of Form 8-K related to consummation of our capital raise through a private placement offered to accredited investors as filed on April 5, 2004.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                                  Cenuco, Inc.
                         6421 Congress Avenue, Suite 201
                            Boca Raton, Florida 33487
                       Attention: Chief Financial Officer
                                 (561) 997-2602
                            email: jordans@cenuco.com

This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

=======================================================     ====================

                                                                 5,175,000
We have not authorized any dealer, salesperson or other
person to give any information or to make any
representations not contained in this prospectus or any
prospectus supplement. You must not rely on any
unauthorized information. Neither this prospectus nor
any prospectus supplement is an offer to sell or a              Cenuco, Inc.
solicitation of an offer to buy any of these securities
in any jurisdiction where an offer or solicitation is
not permitted. No sale made pursuant to this prospectus
shall, under any circumstances, create any implication
that there has not been any change in the affairs of
Cenuco since the date of this prospectus.
                                                                COMMON STOCK
            _______________________________



                  TABLE OF CONTENTS                         ____________________

                                                  Page           PROSPECTUS
Cenuco, Inc....................................      1      ____________________
Risk Factors...................................      1
Market for Our Common Stock ...................      6
Forward Looking Statements.....................      6
Use of Proceeds................................      6
Selling Stockholders...........................      6
Plan of Distribution...........................     11
Legal Matters..................................     12
Experts........................................     12
Where You Can Get More Information.............     12
Certain Information We Are Incorporating
    By Reference ..............................     13

                                                               June 25, 2004

=======================================================     ====================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of our common stock offered hereby are as follows:

SEC registration fee........................................     $  3,704.55
Printing and engraving expenses.............................     $         0
Legal fees and expenses.....................................     $ 10,000.00
Accounting fees and expenses................................     $ 12,500.00
Blue Sky fees and expenses (including legal fees)...........     $         0
Transfer agent and registrar fees and expenses..............     $         0
Miscellaneous...............................................     $    795.45
                                                                 -----------
        Total...............................................     $ 27,000.00
                                                                 ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, Bylaws and indemnification agreements.

THE REGISTRANT'S CERTIFICATE OF INCORPORATION, AS AMENDED, provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents or the Registrant to the fullest extent currently permitted under Section 145 of the DGCL. The By-Laws of the Registrant provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers. These agreements provide rights of indemnification to the full extent allowed and provided for by the DGCL and the Certificate of Incorporation and Bylaws of Cenuco.

ITEM 16. EXHIBITS

                                  Exhibit Index
                                  -------------

 Exhibit Number                    Description
 --------------                    -----------

         5         Opinion of Baritz & Colman LLP

      23.1         Consent of Baritz & Colman LLP (included in Exhibit 5)

      23.2 Consent of Grant Thornton LLP, former independent certified public accountants

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on this 25 th day of June, 2004.

                                 CENUCO, INC.

                                 By /s/ Steven M. Bettinger
                                    -----------------------
                                 Steven M. Bettinger
                                 President and Chief Executive Officer, Director


                       POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Steven
M. Bettinger, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacities and on the dates indicated.

        Signature                            Title                     Date

 /s/ Steven M. Bettinger      President and Chief Executive        June 25, 2004
 -----------------------      Officer, Director
   Steven M. Bettinger

    /s/ Robert Picow          Chairman of the Board, Director      June 25, 2004
    ----------------
      Robert Picow

   /s/ Andrew Lockwood        Director                             June 25, 2004
   -------------------
     Andrew Lockwood

   /s/ Jack P. Phalen         Director                             June 25, 2004
   ------------------
     Jack P. Phalen

  /s/ Adam C. Wasserman       Chief Financial Officer,             June 25, 2004
  ---------------------       Treasurer
    Adam C. Wasserman